EXPENSE LIMITATION AGREEMENT

GREAT-WEST FUNDS, INC.

This EXPENSE LIMITATION AGREEMENT (this “Agreement”), effective the 1st day of May 2015, is by and between Great-West Capital Management, LLC (the “Adviser”), and Great-West Funds, Inc. (“Great-West Funds”). Great-West Funds is a series investment company, and is entering into this Agreement on behalf of, and this Agreement shall apply to, each series of Great-West Funds set forth on SCHEDULE A hereto (each a “Fund,” collectively the “Funds”), as such schedule may be amended from time to time to add or delete series.

WHEREAS, Great-West Funds is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company; and

WHEREAS, Great-West Funds and the Adviser desire that the provisions of this Agreement do not adversely affect a Fund’s status as a “regulated investment company” under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), do not interfere with a Fund’s ability to compute its taxable income under Code Section 852, and do not adversely affect the status of the distributions a Fund makes as deductible dividends under Code Section 562; and

WHEREAS, Great-West Funds and the Adviser have entered into an investment advisory agreement, dated March 3, 2014, as amended May 1, 2015 (the “Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to each Fund; and

WHEREAS, Great-West Funds and the Adviser have determined that it is appropriate and in the best interests of the Funds to maintain certain other expenses of each Fund at a level below the level to which each such Fund might otherwise be subject.

NOW, THEREFORE, the parties hereto agree as follows:

1. Expense Limitation.

1.1 Applicable Expense Limit. For the term of this Agreement, in calculating its advisory fees payable to it under the Advisory Agreement, the Adviser will reduce the management fee of the applicable Fund by an amount commensurate with the difference between the administrative service fees charged by Great-West Life & Annuity Insurance Company and any compensation received from registered open-end management investment companies that are not part of the same “group of investment companies” (within the meaning of Section 12(d)(1)(G)(ii) of the 1940 Act) as the Fund (“Unaffiliated Fund(s)”) by the Adviser, or an affiliated person of the Adviser, in connection with investment by such Fund in the Unaffiliated Fund and the compensation arrangement as of May 1, 2015.

1.2 Reliance on Expense Limit. The Adviser understands and intends that Great-West Funds will rely on this Agreement (a) in preparing and filing amendments to the registration statements for Great-West Funds on Form N-1A with the Securities and Exchange Commission,

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(b) in accruing each Fund’s expenses for purposes of calculating its net asset value per share, and (c) for other purposes permitted under Form N-1A and/or the 1940 Act, and the Adviser expressly permits Great-West Funds to so rely.

2. Term and Termination. This Agreement shall have an initial term with respect to each Fund ending on the date indicated on SCHEDULE A, as such schedule may be amended from time to time. Thereafter, this Agreement shall automatically renew for one-year terms with respect to a Fund unless the Adviser provides written notice of the termination of this Agreement to a lead Independent Director of Great-West Funds within 90 days of the end of the then current term for that Fund. In addition, this Agreement shall terminate with respect to a Fund upon termination of the Advisory Agreement with respect to such Fund, or it may be terminated by Great-West Funds, without payment of any penalty, upon written notice to the Adviser at its principal place of business within 90 days of the end of the then current term for a Fund.

3. Miscellaneous.

3.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

3.2 Interpretation. Nothing herein shall be deemed to require Great-West Funds or a Fund to take any action contrary to Great-West Funds’ articles of incorporation or similar governing document, as amended from time to time, an applicable prospectus or statement of additional information, or any applicable statutory or regulatory requirement, or to relieve or deprive Great-West Funds’ Board of Directors of its responsibility for and control of the conduct of the affairs of Great-West Funds or the Funds.

3.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

3.4 Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

GREAT-WEST CAPITAL MANAGEMENT, LLC

Attest:	/s/ Ryan L. Logsdon	By:	/s/ Robert K. Shaw

Name:	Ryan L. Logsdon	Name:	Robert K. Shaw

Title:	Assistant Vice President, Counsel	Title:	President & Chief Executive Officer
& Secretary

GREAT-WEST FUNDS, INC.

Attest:	/s/ Ryan L. Logsdon	By:	/s/ Mary C. Maiers

Name:	Ryan L. Logsdon	Name:	Mary C. Maiers

Title:	Assistant Vice President, Counsel	Title:	Chief Financial Officer & Treasurer
& Secretary

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SCHEDULE A

TO THE

EXPENSE LIMITATION AGREEMENT

GREAT-WEST FUNDS, INC.

Great-West SecureFoundation® Balanced Fund – Class I, G, G1 and L

Great-West SecureFoundation® Lifetime 2015 Fund – Class I, G, G1 and L

Great-West SecureFoundation® Lifetime 2020 Fund – Class I, G, G1 and L

Great-West SecureFoundation® Lifetime 2025 Fund – Class I, G, G1 and L

Great-West SecureFoundation® Lifetime 2030 Fund – Class I, G, G1 and L

Great-West SecureFoundation® Lifetime 2035 Fund – Class I, G, G1 and L

Great-West SecureFoundation® Lifetime 2040 Fund – Class I, G, G1 and L

Great-West SecureFoundation® Lifetime 2045 Fund – Class I, G, G1 and L

Great-West SecureFoundation® Lifetime 2050 Fund – Class I, G, G1 and L

Great-West SecureFoundation® Lifetime 2055 Fund – Class I, G, G1 and L

Initial term ends on date: April 30, 2016

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